EXHIBIT 15

May 3, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 3, 2011 on our review of unaudited interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) as of March 31, 2011 and for the three month periods ended March 31, 2011 and 2010 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2011 is incorporated by reference in the Company's Registration Statements on Form S-8 (dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460) and June 15, 2007 (File No. 333-143777)) and the Registration Statement on Form S-3 dated November 4, 2009 (No. 333-162869).

Very truly yours,

/s/ PricewaterhouseCoopers LLP